Exhibit 10.5

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

ILO and MULTI-AGREEMENT

This ILO and Multi-Agreement (the “Agreement”) is effective as of the date of last signing below and is

BETWEEN:	PIP North America Inc. (‘PIP’) a corporation organized and existing under the laws of Alberta, Canada, with its head office located at:

4085 – 2nd Ave. South, Lethbridge, AB. T1J 1Z2

AND:	HYFI CORP. (HyFi), a corporation organized and existing under the laws of the State of Florida, with its US office located at: 20801 Biscayne Blvd., Suite 403, Aventura, FL. 33180, USA and any and all Affiliates.

This ILO and Multi-Agreement is entered into by PIP and HYFI, hereinafter individually referred to as a “Party,” and collectively referred to as the “Parties,” for the purpose of (1) the first use of the HyFi Initial License Offering Marketplace (“ILO”) with an exclusive use for 90 days for PIP’s first ILO; (2) three ILOs with no listing fees or consulting service fees, (3) a License for HyFi’s Blockchain technology for HyFi’s Vault Program customized by Super How for PIP Vaults; (4) Sanctum Studios providing 3D Digitized Artworks to be included in the PIP Vaults; (5) marketing programs consistent with HyFi’s current Vault Program campaigns; (6) a PIP Membership Program; (7) DEO - Feed the Children Program – a Non-Profit Foundation; (8) Technology including PIP website/s; (9) 3,125,000 HyFi Tokens at $.04 each; (10) 500,000 restricted shares of BioPower Operations Corp. common stock (“BOPO”) at $.25 per share and (11) an option to buy up to 50 HyFi Vaults by August 30, 2022 for $1,000.00 USD each or a maximum of fifty thousand United States Dollars ($50,000 USD) and (12) options for a one year exclusivity for the Agriculture market on the HyFi DeFi Marketplaces for $1 Million USD and an option for a 5 year exclusivity for the agriculture market for $10,000,000.00 US Dollars after the first one year exclusive expires with a First Right Of Refusal (“FROR”) renewal option for an additional 5 years.

All of the above (1) through (12) for a total price of Five Hundred Thousand United States Dollars ($500,000.00 USD). This will be paid to the HYFI Cash Management account at TD Bank opened solely to pay for the China Energy Partners Senior Promissory Note due on or before June 28, 2022.

An Initial License Offering (“ILO”) on the HyFi DeFi Marketplace, a decentralized finances (“DeFi”) exchange using blockchain platform technology. The DeFi principles are based on an ecosystem of financial services utilizing tokenization and non-fungible tokens (“NFTs”) for licenses, projects and commodities across vertical and horizontal markets.

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

The ILOs are intended to raise money through the sale of a territorial license for the PIP technology or unique PIP food production project. This includes, financing, construction, permitting, licensing, procurement, installation, operation, and maintenance of a PIP food manufacturing Facility/Facilities at several, yet to be announced, separate sites (each as a unique “Project” and collectively the Projects”. Each project or projects intend to be using part or all of the PIP proprietary processing technologies or any such variation with other PIP technologies, to manufacture sustainable food products from raw origin and/or the origin’s by-product streams.

WITNESSETH:

WHEREAS, PIP is desirous of being the first ILO with an exclusive listing for ninety (90) days on the HyFi DeFi marketplace for ILOs for the purpose of raising funds for the building of facilities and production of plant-based food ingredients using its proprietary technology rights; and

WHEREAS, PIP has the right to agree by mutual consent to have a PIP non-competitor, list on the marketplace within 90 days, provided that PIP is entitled to receiving, upon a mutually agreed upon timeline, 50% of any grosse fees owed to HyFi, negotiated during the 90 days related to Agriculture, and subsequent period until that offering is concluded; and

WHEREAS, PIP has the right to list the first ILO at the proposed launch date of October, 2022, and if PIP is not ready, then PIP will share revenue on a 50-50 basis for the first 90 days of launch; and

WHEREAS, PIP and HyFi have agreed that PIP will have the non-transferable right to list three (3) ILOs at no cost for listing or consulting/service fees from third party vendors including Super How for the customization of the HyFi technology and Smart Contract for each ILO on the ILO marketplace; and

WHEREAS, PIP and HyFi have agreed that PIP will have an option for a one-year exclusive license for the agriculture markets for $1 Million USD which can be exercised at any time during PIP’s first offering and such exclusive license is good for one year from the date of exercise. During the exclusive license period, any new ILO issuer that PIP brings will provide 75% of gross profits and HyFi will receive 25% of the Gross Profits. If HyFi brings the Issuer then PIP gets 25% of the Gross Profits and HyFi gets 75% of the Gross Profits; and

WHEREAS, PIP and HyFi have agreed that PIP will have an option for an additional 5-year exclusive license for the agriculture markets for Ten Million US Dollars ($10,000,000.00 USD) which can be exercised within 60 days after the expiration of PIP’s exclusive one year license. During the exclusive license period, any new ILO issuer that PIP brings provides 75% of gross profits and HyFi will receive 25% of the Gross Profits. If HyFi brings the Issuer then PIP gets 25% of the Gross Profits and HyFi gets 75% of the Gross Profits; and

WHEREAS, HyFi will provide at its cost for the following services: Prime Trust for AML and KYC services, processing of the payments, conversion of tokens to fiat currency for the use by the ILO Issuer; and all other services necessary for each Project that PIP agrees when using the HyFi Marketplaces to raise capital through the sale of an ILO; and

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

WHEREAS, PIP desires to license the HyFi Vault Program, for the purpose of promoting PIP through the sale of HyFi provided Vault technology; and

WHEREAS, HyFi will provide the license for the Vault Program and services necessary from third party vendors including Super How for the customization of the HyFi technology for the PIP Vaults; Sanctum Studios for the production of the artwork for the Vaults and various third-party marketers utilized for the sale of the HyFi Vaults; and

WHEREAS, HyFi will help strategize the PIP membership program including website pages and the PIP corporate and the PIP Vault offering websites; and

WHEREAS, an executive officer of HyFi has designed and formed the non-profit DEO-Feed the Children Foundation with sponsorship programs, and at PIP’s option, PIP can take over the Foundation or utilize the Foundation as a third-party; and

WHEREAS, PIP will purchase 3,125,000 HyFi Tokens at $.04 each; and

WHEREAS, PIP will purchase 500,000 restricted shares of BioPower Operations Corp. common stock (“BOPO”) at $.25 per share; and

WHEREAS, PIP will have an option to buy up to 50 HyFi Vaults by August 30, 2022 for $1,000.00 USD each and up to a maximum of fifty thousand United States Dollars ($50,000 USD).

WHEREAS, PIP for all of the above (1) through (12) will pay a total price of Five Hundred Thousand United States Dollars ($500,000.00 USD) by wire or other means necessary, to HyFi by June 25, 2022. These funds are part of the payment to satisfy the China Energy Partners Senior Promissory Note and must be used for those purposes. This will be paid to the HYFI Cash Management account at TD Bank opened solely to pay for the China Energy Partners Senior Promissory Note due on or before June 28, 2022. China Energy Partners, upon confirmation of proof of funds, held by TD via the HYFI Cash Management account, China Energy Partners will release HyFi from the Promissory Note and execute all associated contractual agreements, prior to funds being released by HYFI. In other words, HYFI will not release funds to China Energy Partners prior to legal certainty that HYFI will immediately have full control of the BOPO company. PIP takes no liabilities or assumes no responsibilities in the transaction with China Energy Partners. If the release between HYFI and China Energy Partners fails to execute, HYFI has 14 business days, from June 28th, 2022, to return via wire, PIP’s invested $500,000 USD.

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, including the Recitals above being incorporated into this Agreement, the Parties herein intending to be legally bound hereby, the Parties hereto do covenant, agree, and certify as follows:

1.	DEFINITIONS

“Affiliate” shall refer to (i) any person directly or indirectly controlling, controlled by or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or other partner of such person and (iv) if such other person is an officer, director, joint Venturer or partner, any business or entity for which such person acts in any such capacity. All references to a Party and/or an SPV shall be deemed applicable to any Affiliates thereof.

“Exclusive License – HyFi DeFi Marketplaces refers to agriculture markets with the company who brings the Issuer getting 75% of the gross revenues and the other company receiving 25% of the gross revenues.

“Gross Revenues” refer to all revenues less direct costs (not including salaries) related to the DeFi marketplace offering.

“HYFI Listing Fees” are charged by HyFi for listing on any of the DeFi Marketplaces in the following manner: (1) fees for the initial listing and (2) as a success listing fee for reaching a minimum amount set by the Issuer (PIP) which requires additional work by HyFi including the issuing of Tokens.

“HYFI Platform” is a decentralized finances (DeFi) exchange marketplace utilizing blockchain technology. The DeFi principles are based on the creation of an innovative ecosystem of financial services, which is accessible to everyone with access to the Internet without exception.

“HyFi Vault Program” is a blockchain promotional and marketing program which can be used by companies for a variety of purposes in introducing products and services.

“ILO” and “License” refers to the License for the Initial License Offering provided by HyFi to each of the ILOs for Listing Fees- Initial and Minimum raise reached.

“Issuer” refers to the Company listing its offering which must be Registered with the financial authority in the jurisdiction where the ILO is to be sold.

“Offering” refers to any listing by a company called an Issuer using the HyFi DeFi marketplaces.

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

ELEMENTS OF AGREEMENT

1.1 ILO, Vaults, Exclusive Licenses and Other Considerations

(a)	HyFi agrees to provide PIP the exclusivity to list the first ILO for a minimum of ninety (90) days before listing another ILO besides PIP. PIP can mutually agree to allow HyFi to list another ILO during this period of exclusivity and PIP will receive 50% of gross revenues. If PIP is not ready to list an ILO by launch of the ILO marketplace, estimated to be October, 2022 then HyFi can list another ILO and PIP will receive 50% of the gross revenues.

(b)	HyFi agrees that PIP will not pay any Listing Fee for its first three ILO listings and further agrees to provide consulting services for free to help structure the ILOs.

(c)	HyFi agrees to provide the services necessary from Super How for the customization of the HyFi technology for the first three PIP ILOs including the Smart Contracts for each listing.

(d)	HyFi agrees to provide, at HyFi’s cost, Prime Trust for AML and KYC services including processing of the payments, conversion of tokens to fiat currency for the use by the ILO Issuer and all other services necessary for any ILOs, Projects or Bridge Loans that PIP agrees to list on HyFi marketplaces to raise capital.

(e)	HyFi agrees to provide PIP with Exclusive License Options for both 1-year exclusives for $1 Million USD and 5-year exclusives for $10 Million USD for the agriculture category on the HyFi DeFi marketplaces. Whoever brings the Issuer will receive 75% of the Gross Revenues and whoever does not bring the Issuer will receive 25% of the Gross Revenues. The option for the one-year exclusive must be exercised while the first PIP ILO is listed on the HyFi ILO marketplace, and once exercised will last for one year. Within 90 days of the expiration of the one-year exclusive license, PIP must exercise the 5-year license.

(f)	HyFi agrees to provide a license for the Vault Program and services necessary from third party vendors including Super How for the customization of the HyFi technology for the PIP Vaults; Sanctum Studios for the production of the artwork for the PIP Vaults and various third-party marketers utilized for the sale of the HyFi Vaults; and

(g)	PIP agrees to pay HyFi 5% of the gross sales of PIP Vaults plus the usual and customary and estimated percentages charged by third-party vendors for the vault program including Sanctum Studios 6%; Super How 2.5% and 5% for the marketing groups including influencers.

(h)	HyFi will help strategize the PIP membership program including website pages and the PIP corporate and the PIP Vault offering websites.

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

(i)	An executive officer of HyFi has designed and formed the non-profit DEO-Feed the Children Foundation with sponsorship programs, and agrees at PIP’s option, it can take over the Foundation as its own or utilize the Foundation as a third-party.

(j)	PIP agrees to purchase 3,125,000 HyFi Tokens at $.04 each and HyFi agrees to sell.

(k)	PIP agrees to execute a stock subscription agreement for the purchase of 500,000 restricted shares of BioPower Operations Corp. common stock (“BOPO”) at $.25 per share and HyFi agrees to have BioPower agree to sell.

(l)	HyFi agrees to grant PIP an option to buy up to 50 HyFi Vaults by August 30, 2022 for $1,000 USD each for a maximum total of fifty thousand United States Dollars ($50,000 USD).

(m)	PIP agrees, for all of the above 1.1 (a) through (l), PIP will pay a total price of Five Hundred Thousand United States Dollars ($500,000.00 USD) by wire to HyFi by June 25, 2022 to the special Cash Management account at TD Bank set up in May, 2022 to pay and satisfy the China Energy Partners Senior Promissory Note. The $500,000 payment must be used as part of the payments to retire the Note.

1.2 Responsibilities of the Parties

(a)	It is hereby agreed that all matters relating to the fulfillment of the Agreement terms 1.1 (a) through (l) shall be borne by each respective Party. Each Party/Parties shall execute all further sub-agreements including: (1) Stock subscription agreement for the purchase of BOPO shares; (2) License Agreement for the HyFi Vault Program; and (3) Option letter for the purchase of up to 50 HyFi Vaults by August 30, 2022 and (4) Option letter for Exclusive License for agriculture on the HyFi DeFi marketplaces for 1 and 5 years. All other elements of this Agreement will be invoiced including: (1) ILOs; (2) Tokens; and (3) Third-party services when applicable. HyFi will execute an option letter for PIP to takeover DEO Feed the Children Foundation, at any time.

2.	LICENSES, CONFIDENTIALITY, AND RESTRICTION ON COMPETITION

2.1 Exclusive Licenses

One Year Exclusive License - HYFI shall under the terms herein provided and those to be negotiated subsequently provide a separate Exclusive and Non-transferable License (except to an Affiliate), for the HyFi DeFi marketplaces for agriculture for 1 year period for $1 Million exercisable at any time that the first ILO is listed by PIP on the HyFi ILO marketplace, and then once exercised, will be good for one year. Whoever brings the Issuer will receive 75% of the Gross Revenues and other Party 25% of Gross Revenues.

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

Five Year Exclusive License – HYFI shall under the terms herein provided and those to be negotiated subsequently provide a separate Exclusive and Non-transferable License (except to an Affiliate), for the HyFi DeFi marketplaces for agriculture for a 5-year period for $10 Million exercisable at any time up to ninety (90) days after the 1-year Exclusive License expires, and then once exercised, will be good for five years. Whoever brings the Issuer will receive 75% of the Gross Revenues and other Party 25% of Gross Revenues.

First Right of Refusal – HYFI shall grant under the terms herein a FROR for PIP or one of its affiliates the option to extend an additional five (5) year term for an Exclusive License for the HyFi DeFi marketplaces for agriculture.

2.2 Non-exclusive HyFi Vault License

HYFI shall under the terms herein provided and those to be negotiated subsequently provide a separate Perpetual, Non-Exclusive and Non-transferable License, for the HyFi Vault Program. The royalties to be paid for such License to HyFi shall be 5% of gross sales for any PIP vaults.

3.	TRANSFER OF INTERESTS, DEFAULTS AND REMEDIES, AND DISPUTE RESOLUTION

3.1 Transfer of Interests

Except as provided for below, without the prior written consent of the other Party, no Party, nor any assignee or successor in interest of any Party, shall sell, assign or otherwise transfer any interest in the Elements of this Agreement to other than Affiliates.

4.	SPECIAL SERVICES, AND PREFERENTIAL TREATMENT AGREEMENTS

4.1 Professional Services Agreements

HyFi will enter into Professional Services Agreements with third party vendors for PIP and the Parties agree to pay for the services provided by each of the Parties in regards to the HYFI NFT marketplaces as per agreed in 1.1 (a) through (k). The Professional Services Agreements shall be prepared by HYFI and PIP as appropriate and shall be approved by both Parties.

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

5.	OTHER PROVISIONS

5.1 Entire Agreement

This Agreement constitutes the entire agreement of the Parties with respect to all of the subject matter hereof and may not be altered, unless the same is agreed upon in writing signed and acknowledged by the Parties unless otherwise agreed it shall be applicable to all affiliates of the Parties.

This Agreement is binding upon the heirs, court appointed representatives, assigns, as permissible hereunder and successors of the Parties, as permissible hereunder.

5.2 Governing Law and Resolution

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada. The Parties irrevocably agree that any dispute arising out of or in connection with this Agreement shall, subject to the provisions of Section 7.3 or they will be subject to final and binding Arbitration in the courts of the Province of Alberta, Canada.

(b)	The Parties agree to use best efforts to resolve disputes informally pursuant to Section 7. Notwithstanding anything to the contrary set forth in Section 7, where the Parties agree that a dispute arising out or in connection with this Agreement would best be resolved by the decision of an Expert, they will agree upon the nature of the expert on the subject matter thereof (an “Expert”) required and together appoint a suitable Expert by agreement.

(c)	Each Party shall provide the expert with such information and documentation as he may reasonably require for the purposes of his decision. Failing an ability to mutually agree on an Expert within a thirty (30) day period, the Parties in dispute hereby agree to abide by a process of binding arbitration under Section 7 wherein each Party shall appoint an Arbitrator, and a third Arbitrator shall be selected and appointed by the Arbitrators nominated by the Parties in dispute. The award of the Panel of Arbitrators shall be final and binding on the Parties.

(d)	An expert may not act as an Arbitrator. An Arbitral Panel’s decision shall be given in writing and shall state the reasons for the decision. It shall be final and binding on the Parties except in the case where fraud is alleged.

(e)	Each Party shall provide the Expert or the Arbitrators, as the case may be, with such information and documentation as he may reasonably require for the purposes of his decision. The costs of the Expert or Panel of Arbitrators shall be borne by the Parties in such proportions as the Expert may determine to be fair and reasonable in all circumstances, taking into account the decision on the merits of which it has made, or, if no determination is made by the expert, by the Parties in Equal proportions.

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

5.3 Schedules

The Schedules and Attachments shall have the same force and effect as if expressly set in the body of this Agreement and any reference to this Agreement shall include the Schedules.

5.4 Waiver

No failure or delay by any Party to exercise any right, power, or remedy will operate as a waiver of it nor will any partial exercise preclude any further exercise of the same, or of some other right, power or remedy.

5.5 Severability

If any clause or part of this Agreement is found by any court, tribunal, administrative body or authority of competent jurisdiction to be illegal, invalid or unenforceable then that provision shall, to the extent required, be severed from this Agreement and shall be ineffective without, as far as is possible, modifying any other clause or part of this Agreement or the intent of the parties and this shall not affect any other provisions of this Agreement which shall remain in full force and effect.

5.6 Assignment

Save as permitted under this Agreement, neither this Agreement nor any of the rights and obligations under it may be sub-contracted or assigned by any Party without obtaining the prior written consent of the other Parties. In any permitted assignment, the assignor shall procure and ensure that the assignee shall assume all rights and obligations of the assignor under this Agreement and agrees to be bound to all the terms of this Agreement.

5.7 Notice

Any notice in connection with this Agreement shall be in writing and may be delivered by hand, Courier, Special Delivery post, or facsimile, e-mail, addressed to the recipient at its registered office or its address or facsimile number as the case may be (or such other address, facsimile number, or e-mail address as may be notified in writing from time to time).

The notice shall be deemed to have been duly served:

●	If delivered by hand, when left at the proper address for service;

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

●	If given or made by prepaid first-class post or Special Delivery post, forty-eight (48) hours after being posted or in the case of Airmail fourteen (14) days after being posted (excluding days other than Business Days);

●	If given or made by facsimile, forty-eight (48) hours after the time of transmission, provided that a confirming copy is sent by first class pre-paid post to the other party within 24 hours after transmission; or

●	If given by email, forty-eight (48) hours after being emailed, provided that a confirming copy is sent by first class pre-paid post to the other party within 24 hours after transmission, provided that, where in the case of delivery by hand, transmission by facsimile, or transmission by email, such delivery or transmission occurs either after 5:00 p.m. on a Business Day, or on a day other than a Business Day, service shall be deemed to occur at 9:00 a.m. on the next following Business Day (such times being local time at the address of the recipient). The respective addresses to be used for all such notices, demands or requests are as follows:

If to:

Troy MacDonald, CEO

HYFI Corp.

20801 Biscayne Blvd., Suite 403, Aventura, FL. 33180, USA

Email: t.macdonald@HyFi-corp.com

And:

PIP North America Inc.

4085- 2nd Ave. South, Lethbridge, AB. T1J 1Z2, Canada

Email: ChristineL@pip-international.com

6.	REPRESENTATIONS AND WARRANTIES BY EACH PARTY FOR ITSELF AND FOR AFFILIATES THEREOF.

Each Party represents and warrants to the other for itself and for any entities which may be directly or indirectly organized, managed or controlled by the terms of this Agreement as follows:

6.1 Organization and Good Standing. Each Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority (a) to perform its business (b) to perform all its obligations under this Agreement and related agreements and applicable contracts in accordance with its terms. Each Party is duly qualified to do business and its in good standing under the laws each jurisdiction that is required by reasons of the ownership or use of the properties owned or, each party has the equal right to acquire, lease or otherwise obtain sufficient legal rights for Project development, satisfying its present and contemplated future obligations under this Agreement.

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

6.2 Authority; No Conflict

(a)	Enforceability. This Agreement and the related agreements constitute the legal, valid, and binding obligations of each of the Parties is, enforceable by them in accordance with their respective terms. Each Party has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the related agreements and to perform its obligations under this Agreement and related agreements.

(b)	No Conflict. Neither the execution and delivery of this Agreement or of related agreements nor the consummation or performance of any of the transactions contemplated by this Agreement or the Related Agreements will, directly or indirectly (with or without notice or lapse of time):

contravene, conflict with, or result in a violation of, or give an governmental body or other person the right to challenge any of the transactions contemplated by this Agreement or the related agreements or any exercise any remedy or obtain any relief under any applicable law or order to which the Parties may be subject;

6.3 Consents and Notices. Neither Party is required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including any governmental authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement or related agreements.

6.4 Disclosure. No representation or warranty of either Party in this Agreement or with respect to the undertakings proposed to be performed under this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

6.5 Brokers or Finders. Neither Party nor its agents has incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

7.	TERMINATION

7.1 Termination

This Agreement shall terminate immediately with no liability between the Parties should the payment of $500,000 USD not be paid to the HyFi TD Bank Account, if not provided for any reason whatsoever, except to the extent such termination is a consequence of fraud or bad faith on the part of one of the Parties, unless the Parties, by means of written agreement, decide to continue it.

7.2 Termination By Mutual Agreement

This Agreement may be terminated at any time by the unanimous written agreement of the Parties.

SIGNATURES ON NEXT PAGE

ILO and Multi-Agreement

PIP North America and HYFI CORP.

June 26, 2022

IN WITNESS WHEREOF, each Party to this Agreement has caused it to be executed on the date indicated.

For HYFI Corp.	For PIP NORTH AMERICA INC.

/s/ Troy MacDonald	/s/ Christine Lewington, CEO
Signature	Signature

Troy MacDonald, CEO	Christine Lewington, CEO

Date: June 26, 2022	Date: June 26, 2022